Exhibit 99.1

FOR IMMEDIATE RELEASE

April 20, 2005

Contact:	John Breed
Director, Media and Government Relations
(713) 209-8835

COOPER INDUSTRIES REPORTS FIRST-QUARTER EARNINGS OF $.92 PER SHARE
Company continues to generate solid margin improvement

HOUSTON, TX, April 20, 2005 – Cooper Industries, Ltd. (NYSE:CBE) today reported first-quarter earnings of $.92 per share (diluted), a 14 percent increase compared with $.81 per share for last year’s first quarter. Revenues rose 7.5 percent in the 2005 first quarter to $1.14 billion, compared with $1.06 billion for the same period last year. Net income for the 2005 first quarter rose 13 percent to $87.8 million, compared with $77.7 million in the 2004 first quarter.

     “We are pleased that we are off to a very good start for 2005,” said H. John Riley, Jr., chairman and chief executive officer. “We generated solid revenue growth and our margins continued to improve despite ongoing pressures related to raw materials, transportation and energy costs. Key internal initiatives to grow sales, improve productivity and enhance our global market position are producing expected results throughout the Company.

     “In addition, our solid first-quarter performance reflects the breadth and balance of the Company’s products and markets served,” continued Riley. “We expect that this, coupled with continued disciplined strategy execution, will deliver positive results over the balance of the year.

     “Cooper’s balance sheet also remained very strong at quarter end. The Company’s debt-to-total-capitalization ratio net of cash at March 31, 2005, was 25.9 percent, significantly better than 31.6 percent at the same time last year,” said Riley.

- more -

Cooper Industries	Page 2

Segment Results

     Cooper’s Electrical Products segment reported first-quarter 2005 revenues of $968.3 million, compared with $890.7 million for last year’s first quarter. Excluding the impact of favorable currency translation, revenues grew approximately 8 percent in the first quarter. Segment operating earnings were $135.4 million, compared with $120.8 million for the same period last year. Segment operating margins improved to 14.0 percent in the 2005 first quarter, compared with 13.6 percent for the first quarter of 2004.

     Solid overall demand in key North American residential, commercial and industrial markets positively impacted sales in each of the five electrical businesses that make up the Company’s unique Cooper Connection product package. Additionally, continued investments in system upgrades by utilities resulted in revenue gains in Cooper’s power transmission and distribution equipment business, while European lighting and security markets showed modest improvement. These positives were somewhat offset by reduced retail channel sales relative to very strong comparables in the 2004 first quarter.

     First-quarter 2005 revenues in the Tools & Hardware segment were $176.5 million, compared with $173.9 million in the same period last year. Excluding currency translation, segment revenues were flat. Segment operating earnings for the 2005 first quarter rose 25 percent to $14.7 million from $11.8 million in the prior year’s first quarter. Return on sales for the segment in the quarter was 8.3 percent, up from 6.8 percent in the 2004 first quarter.

     Tools & Hardware segment revenues were driven by improved hand tool demand in industrial markets, offset by lower hand tool retail sales when compared with last year’s quarter and lower-than-anticipated demand for power tools from the industrial sector.

Outlook

     “While we are mindful of the market and cost challenges that remain ahead, we continue to be optimistic regarding our ability to achieve meaningful improvement in 2005 earnings compared to our performance in 2004. As a result, we expect earnings for the second quarter of 2005 to be in the range of $.98 to $1.02 per share. Additionally, we see no reason to change our previously stated earnings range for the year of $3.94 to $4.12 per share,” said Riley.

- more -

Cooper Industries	Page 3

     Cooper Industries, Ltd., with 2004 revenues of $4.5 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company’s administrative headquarters are in Houston, Texas. Cooper has approximately 27,000 employees serving more than 90 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company’s Internet site, www.cooperindustries.com.

     Comparisons of 2005 and 2004 first-quarter results follow.

     Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) the successful implementation of the Company’s strategic initiatives; 5) mergers and acquisitions and their integration; 6) political developments; 7) changes in the tax laws, tax treaties or tax regulations; 8) the timing and amount of share repurchases by the Company; and 9) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

     Cooper will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company’s first-quarter 2005 performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 761-0748, using pass code 61010129, or over the Internet through the Investor Center section of the Company’s Internet site, using the “Management Presentations” link. International callers should dial (617) 614-2706, and pass code 61010129. Cooper suggests that listeners using the Internet option should access the Company’s Internet site well in advance of the webcast to download and install any necessary audio software.

     A replay briefing will be available by telephone until 11:00 p.m. (Eastern) on April 26, 2005, and over the Internet through May 3, 2005. The telephone number to access the replay is (888) 286-8010, and the pass code number is 95118945. International callers should dial (617) 801-6888 and use the same pass code to hear the replay.

- more -

Cooper Industries	Page 4

     The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s Internet site under the heading “Management Presentations.”

- more -

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2005	2004
	(in millions where applicable)
Revenues	$1,144.8	$1,064.6

Cost of sales	787.6	742.0
Selling and administrative expenses	227.5	208.4

Operating earnings	129.7	114.2

Interest expense, net	17.8	17.1

Income before income taxes	111.9	97.1
Income taxes	24.1	19.4

Net income	$87.8	$77.7

Net Income Per Common Share:
Basic	$.94	$.83

Diluted	$.92	$.81

Shares Utilized in Computation of Income Per Common Share:
Basic	93.0 million	93.5 million
Diluted	95.6 million	95.7 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.8%	69.7%
Selling and administrative expenses	19.9%	19.6%
Operating earnings	11.3%	10.7%
Income before income taxes	9.8%	9.1%
Net income	7.7%	7.3%

- more -

CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended March 31
Segment Information

	Quarter Ended March 31,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$968.3	$890.7
Tools & Hardware	176.5	173.9

Total	$1,144.8	$1,064.6

Segment Operating Earnings:
Electrical Products	$135.4	$120.8
Tools & Hardware	14.7	11.8

Total Segment Operating Earnings	150.1	132.6

General Corporate Expense	20.4	18.4
Interest expense, net	17.8	17.1

Income before income taxes	$111.9	$97.1

	Quarter Ended March 31,
	2005	2004
Return on Sales:
Electrical Products	14.0%	13.6%
Tools & Hardware	8.3%	6.8%
Total Segments	13.1%	12.5%

- more -

CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	Dec. 31,
	2005	2004
	(in millions)
ASSETS
Cash and cash equivalents	$524.8	$652.8
Receivables	841.0	820.9
Inventories	579.7	523.0
Deferred income taxes and other current assets	198.5	221.9

Total current assets	2,144.0	2,218.6

Property, plant and equipment, less accumulated depreciation	688.1	696.4
Goodwill	2,124.6	2,142.3
Deferred income taxes and other noncurrent assets	283.5	283.5

Total assets	$5,240.2	$5,340.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$7.2	$97.6
Accounts payable	377.6	350.7
Accrued liabilities	432.0	488.8
Accrual for discontinued operations	218.6	225.1
Current maturities of long-term debt	643.1	665.4

Total current liabilities	1,678.5	1,827.6

Long-term debt	693.9	698.6
Postretirement benefits other than pensions	171.1	173.3
Other long-term liabilities	352.1	354.8

Total liabilities	2,895.6	3,054.3

Common stock	0.9	0.9
Capital in excess of par value	460.5	446.2
Retained earnings	2,024.8	1,971.6
Accumulated other nonowner changes in equity	(141.6)	(132.2)

Total shareholders’ equity	2,344.6	2,286.5

Total liabilities and shareholders’ equity	$5,240.2	$5,340.8

- more -

RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31,	Dec. 31,
	2005	2004
	(in millions where applicable)
Short-term debt	$7.2	$97.6
Current maturities of long-term debt	643.1	665.4
Long-term debt	693.9	698.6

Total debt	1,344.2	1,461.6
Total shareholders’ equity	2,344.6	2,286.5

Total capitalization	$3,688.8	$3,748.1

Total debt-to-total-capitalization ratio	36.4%	39.0%

Total debt	$1,344.2	$1,461.6
Less cash and cash equivalents	(524.8)	(652.8)

Net debt	$819.4	$808.8

Total capitalization	$3,688.8	$3,748.1
Less cash and cash equivalents	(524.8)	(652.8)

Total capitalization net of cash	$3,164.0	$3,095.3

Net debt-to-total-capitalization ratio	25.9%	26.1%

- more -

CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Quarter Ended March 31,
	2005	2004
	(in millions)
Cash flows from operating activities:
Net income	$87.8	$77.7
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	29.3	29.4
Deferred income taxes	9.6	15.6
Restructuring charge payments	(0.2)	(2.6)
Changes in assets and liabilities:(1)
Receivables	(29.1)	(43.2)
Inventories	(55.9)	(14.3)
Accounts payable and accrued liabilities	(40.1)	(18.6)
Other assets and liabilities, net	18.8	18.8

Net cash provided by operating activities	20.2	62.8

Cash flows from investing activities:
Capital expenditures	(19.9)	(16.7)
Cash paid for acquired businesses	(2.4)	(10.1)
Proceeds from sales of property, plant and equipment and other	0.5	3.3

Net cash used in investing activities	(21.8)	(23.5)

Cash flows from financing activities:
Proceeds from issuances of debt	–	1.0
Repayments of debt	(90.1)	(0.8)
Dividends	(34.6)	(32.9)
Subsidiary purchase of parent shares	(28.0)	(109.5)
Activity under employee stock plans and other	25.4	12.2

Net cash used in financing activities	(127.3)	(130.0)

Effect of exchange rate changes on cash and cash equivalents	0.9	1.7

Decrease in cash and cash equivalents	(128.0)	(89.0)
Cash and cash equivalents, beginning of period	652.8	463.7

Cash and cash equivalents, end of period	$524.8	$374.7

(1)   Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Quarter Ended March 31,
	2005	2004
	(in millions)
Net cash provided by operating activities	$20.2	$62.8
Less capital expenditures	(19.9)	(16.7)
Add proceeds from sales of property, plant and equipment and other	0.5	3.3

Free cash flow	$0.8	$49.4

# # #